EXHIBIT 4.4

ERO COPPER CORP.

SHARE UNIT PLAN

EFFECTIVE MAY 7, 2020

Article 1

General Provisions

1.1 Purpose

This Share Unit Plan is established as a vehicle by which equity-based incentives may be awarded to the employees, consultants, directors and officers of the Corporation, to recognize and reward their significant contributions to the long-term success of the Corporation including to align the employees’, consultants’ directors’ and officers’ interests more closely with the shareholders of the Corporation.

1.2 Definitions

As used in the Plan, the following terms have the following meanings:

(a)	“Blackout Period” means a period of time imposed by the Corporation, pursuant to the Corporation's policies, upon certain designated persons during which those persons may not trade in any securities of the Corporation;

(b)	“Board” means the Board of Directors of the Corporation;
(c)	“Business Day” means any day that is not a Saturday, Sunday or holiday (as defined in the Interpretation Act (Canada)) in Vancouver, British Columbia.

(d)	“Cash Consideration” has the meaning ascribed thereto in Section 3.3(b);
(e)	“Change of Control” means:

(i)	the acquisition whether directly or indirectly, by a person or company, or any persons or companies acting jointly or in concert (as determined in accordance with the Securities Act (British Columbia) and the rules and regulations thereunder) of voting securities of the Corporation which, together with any other voting securities of the Corporation held by such person or company or persons or companies, constitute, in the aggregate, more than 50% of all outstanding voting securities of the Corporation;

(ii)	an amalgamation, arrangement or other form of business combination of the Corporation with another company which results in the holders of voting securities of that other company holding, in the aggregate, 50% or more of all outstanding voting securities of the Corporation (including a merged or successor company) resulting from the business combination;

(iii)	the sale, lease or exchange of all or substantially all of the property of the Corporation to another person, other than in the ordinary course of business of the Corporation or to a related entity; or

(iv)	any other transaction that is deemed to be a “Change of Control” for the purposes of this Plan by the Board in its sole discretion.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board or such other persons designated by the Board to determine the grants of Share Units and administer this Plan;
(h)	“Common Share” means a common share in the capital of the Corporation;

(i)	“Consultant” means a person, other than an employee, executive officer, or director of the Corporation and/or of a Subsidiary of the Corporation, that (a) is engaged to provide services to the Corporation and/or a Subsidiary of the Corporation, other than services provided in relation to a distribution, for an initial, renewable or extended period of 12 months or more, (b) provides the services under a written contract with the Corporation and/or a Subsidiary of the Corporation, and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Corporation and/or a Subsidiary of the Corporation;

(j)	“Corporation” means Ero Copper Corp. and its successors and assigns;
(k)	“Deferred Payment Date” means the date for a Non-Canadian Eligible Person under the Plan after the Redemption Date and not later than the Non-Canadian Eligible Person’s Retirement Date which the Non-Canadian Eligible Person has elected to defer receipt of Common Shares and/or Cash Consideration, as applicable;

(l)	“Director” means a non-Employee director of the Board of the Corporation and/or the board of directors of a Subsidiary of the Corporation;

(m)	“Dividend” means a dividend declared and payable on a Common Share in accordance with the Corporation’s dividend policy as the same may be amended from time to time (an “Ordinary Dividend”), and may, in the discretion of the Board, include a special or stock dividend (a “Special Dividend”), and may, in the discretion of the Board, include a Special Dividend declared and payable on a Common Share;

(n)	“Eligible Person” means any Employee, Consultant, Director or Officer who is designated as an Eligible Person pursuant to Section 2.1;

(o)	“Employee” means an employee of the Corporation and/or a Subsidiary of the Corporation;
(p)	“Exchange” means, collectively, the Toronto Stock Exchange, any successor thereto and any other stock exchange or trading facilities through which the Common Shares trade or are quoted from time to time;

(q)	“Fair Market Value” means, with respect to any particular date, the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange for the five trading days immediately preceding the relevant date (or on any such other stock exchange, inter-dealer quotation network or other organized trading facility on which the Common Shares trade or are quoted from time to time). If the Common Shares are suspended from trading or have not traded on the Toronto Stock Exchange or another stock exchange, inter-dealer quotation network or other organized trading facility for an extended period, the Fair Market Value will be the fair market value of the shares as determined by the Board in its sole discretion acting in good faith;

(r)	“Grant Agreement” has the meaning ascribed thereto in Section 2.5;

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(s)	“Grant Date” means any date determined from time to time by the Board as a date on which a grant of Share Units will be made to one or more Eligible Persons under this Plan;

(t)	“Insider” means an insider of the Corporation, as defined in the Securities Act (British Columbia), and any associate or affiliate of any such insider;

(u)	“Non-Canadian Eligible Person” means an Eligible Person who is not, or has not, been resident, or deemed to be resident, in Canada at any time, and has not received his or her grant of Share Units as a result of employment carried on in whole or in part in Canada;

(v)	“Officer” means an officer of the Corporation that has been duly appointed by the Board and/or an officer of a Subsidiary of the Corporation that has been duly appointed by the board of directors of such Subsidiary;

(w)	“Plan” means this Share Unit Plan, as amended from time to time;

(x)	“Redemption Date” in respect of any Share Unit means a date to be selected by the Board following the date a Share Unit has become a Vested Share Unit, which shall be within thirty (30) days of the Vesting Date, unless (i) except with respect to a Vested Share Unit held by a U.S. Taxpayer, an earlier date(s) has been approved by the Board as the Redemption Date in respect of such Vested Share Unit, or (ii) Section 4.1, 4.2, 6.2 is applicable, in which case the Redemption Date(s) in respect of such Vested Share Unit shall be the date(s) established as such in accordance with the applicable Section. Such date shall, in all cases, be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Income Tax Act (Canada), as such subsection may be amended or enacted from time to time;

(y)	“Reorganization” means any declaration of any stock dividend (other than a Special Dividend in respect of which the Board, in its discretion, determines that Eligible Persons are to be paid pursuant to Section 3.8), stock split, combination or exchange of shares, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin-off or other distribution (other than Ordinary Dividends) of the Corporation assets to shareholders or any other similar corporate transaction or event which the Board determines affects the Common Shares such that an adjustment is appropriate to prevent dilution or enlargement of the rights of Eligible Persons under this Plan;

(z)	“Retirement” in respect of an Eligible Person means the Eligible Person ceasing to be an Employee, Director, Consultant or Officer after attaining a stipulated age in accordance with the Corporation’s normal retirement policy or earlier with the Corporation’s consent;

(aa)	“Retirement Date” means the date an Eligible Person ceases to be an Employee, Consultant, Director, or Officer due to Retirement of the Eligible Person;

(bb)	“Share Unit” means one notional Common Share (without any of the attendant rights of a shareholder of such Common Share, including, without limitation, the right to vote such Common Share and the right to receive dividends thereon, except to the extent otherwise specifically provided herein) credited by bookkeeping entry to a notional account maintained by the Corporation in respect of an Eligible Person in accordance with this Plan;

(cc)	“Subsidiary” has the meaning set out in the Securities Act (British Columbia);

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(dd)	“TSX Rules” means the applicable rules of the Toronto Stock Exchange, as set out in the Toronto Stock Exchange Company Manual;
(ee)	“U.S. Taxpayer” means an Eligible Person who is at the relevant time subject to Section 409A of the Code;
(ff)	“Vested Share Unit” means any Share Unit which has vested in accordance with the terms of this Plan and/or the terms of any applicable Grant Agreement; and
(gg)	“Vesting Date” means, in respect of any Share Unit, the date that the Share Unit becomes a Vested Share Unit and shall, in all cases, be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Income Tax Act (Canada), as such subsection may be amended or enacted from time to time.

1.3 Effective Date

The Plan shall be effective May 7, 2020; provided that no Common Shares and/or Cash Consideration, as applicable, may be issued and/or paid under the Plan until and unless all required Exchange, regulatory and shareholder approvals have been obtained with respect to the issuance of Common Shares and/or payment of Cash Consideration, as applicable, hereunder.

1.4 Governing Law; Subject to Applicable Regulatory Rules

The Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The provisions of the Plan shall be subject to the applicable by-laws, rules and policies of the Exchange and applicable securities legislation.

Article 2

Eligibility and Participation

2.1 Eligibility

This Plan applies to those Employees, Consultants, Directors and Officers whom the Committee designates as eligible for a grant of Share Units pursuant to Section 3.1 (an “Eligible Person”). The Committee shall make such a designation prior to each Grant Date.

2.2 Rights Under the Plan

Subject to Sections 4 and 5, an Eligible Person who has been granted Share Units shall continue to have rights in respect of such Share Units until such Share Units have been redeemed for Common Shares and/or Cash Consideration, as applicable, in accordance with this Plan.

2.3 Copy of the Plan

The Corporation shall provide each Eligible Person with a copy of this Plan following the initial grant of Share Units to such Eligible Person and shall provide each Eligible Person with a copy of all amendments to this Plan.

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2.4 Limitation on Rights

Nothing in this Plan shall confer on any Employee, Consultant, Director or Officer any right to be designated as an Eligible Person or to be granted any Share Units. There is no obligation for uniformity of treatment of Eligible Persons or any group of Employees, Consultants, Directors, Officers or Eligible Persons, whether based on salary or compensation, grade or level or organizational position or level or otherwise. A grant of Share Units to an Eligible Person on one or more Grant Dates shall not be construed to create a right to a grant of Share Units on a subsequent Grant Date.

2.5 Grant Agreements

Each grant of Share Units shall be evidenced by a written agreement (a “Grant Agreement”) executed by the Eligible Person in substantially the form appended as Schedule A hereto. An Eligible Person will not be entitled to any grant of Share Units or any benefit of this Plan unless the Eligible Person agrees with the Corporation to be bound by the provisions of this Plan. By entering into an agreement described in this Section 2.5, each Eligible Person shall be deemed conclusively to have accepted and consented to all terms of this Plan and all bona fide actions or decisions made by the Committee. Such terms and consent shall also apply to and be binding on the legal representative, beneficiaries, heirs and successors of each Eligible Person.

2.6 Limits on Common Shares Issuable

(a)	The number of Common Shares which may be reserved for issuance under the Plan:

(i)	in combination with the aggregate number of Common Shares which may be issuable under any and all of the Corporation’s security based compensation arrangements in existence from time to time, including the Corporation’s Stock Option Plan, shall not exceed eight percent (8%) of the total number of issued and outstanding Common Shares on a non-diluted basis, or such greater number of Common Shares as shall have been duly approved by the Committee and, if required by the TSX Rules or any other stock exchange on which the Common Shares of the Corporation may then be listed, and by the shareholders of the Corporation; and

(ii)	to any one Eligible Person within a 12-month period shall not exceed 2% of the total number of issued and outstanding Common Shares on a non-diluted basis.

(b)	The number of Common Shares issuable to Insiders as a group, at any time, under the Plan, or when combined with all of the Corporation’s other previously established or proposed security based compensation arrangements, shall not exceed 8% of the total number of issued and outstanding Common Shares on a non-diluted basis.

(c)	The number of Common Shares that may be issued to Insiders as a group, within any one-year period, under the Plan, or when combined with all of the Corporation’s other previously established or proposed security based compensation arrangements, shall not exceed 8% of the total number of issued and outstanding Common Shares on a non-diluted basis.

(d)	The number of Common Shares issuable to non-employee Directors as a group, under the Plan, shall not exceed 1% of the total number of issued and outstanding Common Shares on a non-diluted basis.

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(e)	The Fair Market Value of the Common Shares issuable to each non-employee Director within any one-year period under the Plan shall not exceed $150,000. Notwithstanding the foregoing, the Fair Market Value of the Common Shares issuable to each non-employee Director within any one-year period under the Plan, or when combined with all of the Corporation’s other previously established or proposed security based compensation arrangements, shall not exceed $150,000.

2.7 No Fractional Shares

No fractional Common Shares may be issued under the Plan. In the event the number of Common Shares to be issued upon the redemption of Share Units is a fraction, the respective Eligible Person will receive the next lowest whole number of Common Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest.

Article 3

Share Units

3.1 Grant of Share Units

On each Grant Date, the Committee shall designate Eligible Persons and determine the number of Share Units to be granted to each Eligible Person in the Committee’s sole discretion.

3.2 Performance Conditions

At the time a grant of a Share Unit is made, the Committee may, in its sole discretion, establish such performance conditions for the vesting of Share Units as may be specified by the Committee in the applicable Grant Agreement (the “Performance Conditions”). Without limiting the generality of the foregoing, such Performance Conditions may include terms or conditions relating to:

(a)	the market price of the Common Shares;
(b)	the return to holders of Common Shares, with or without reference to other comparable companies;
(c)	the financial performance or results of the Corporation or a Subsidiary of the Corporation;
(d)	the achievement of Performance Conditions or other performance criteria relating to the Corporation or a Subsidiary of the Corporation;
(e)	any other terms and conditions the Committee may in its sole discretion determine with respect to vesting or the acceleration of vesting; and
(f)	the Vesting Date.

The Performance Conditions may relate to all or a portion of the Share Units in a grant and may be graduated such that different percentages (which may be greater or lesser than 100%) of the Share Units in a grant will become vested depending on the extent of satisfaction of one or more Performance Conditions. The Committee may, in its discretion, subsequent to the Grant Date of a Share Unit, waive any such term or condition or determine that it has been satisfied subject to applicable law. Performance Conditions may differ for Share Units granted to any one Eligible Person or to different Eligible Persons.

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3.3 Redemption of Share Units

Unless redeemed earlier in accordance with this Plan, the Share Units of each Eligible Person will be redeemed on or about (but no later than 30 days following) each applicable Vesting Date or, if applicable, at a later Deferred Payment Date(s), the Eligible Person will be entitled to receive and the Corporation will issue and/or pay to the Eligible Person, as applicable:

(a)	a number of Common Shares equal to the number of Vested Share Units (net of any applicable statutory withholdings) on the Redemption Date(s) or Deferred Payment Date(s), as the case may be; or
(b)	a cash amount, payable by way of certified cheque, bank draft, wire transfer or such other means as the Committee may determine in its sole discretion, equal to the number of Common Shares set out in subsection (a) above multiplied by the Fair Market Value on the applicable Vesting Date (the “Cash Consideration”) (net of any applicable statutory withholdings) on the Redemption Date(s) or Deferred Payment Date(s), as the case may be; or
(c)	a combination of (a) and (b),

as determined by the Committee in its sole discretion.

3.4 Deferred Payment Date

Non-Canadian Eligible Persons may elect to defer the receipt of all or any part of their entitlement to Common Shares and/or Cash Consideration, as applicable, until a Deferred Payment Date. Elections made by U.S. Taxpayers to defer the receipt of all or any part of their entitlement to Common Shares and/or Cash Consideration, as applicable, until a Deferred Payment Date shall comply with timing of election requirements and the timing and form of payment requirements of United States Treasury Regulation Section 1.409A-2 and any successor provision.

3.5 Prior Notice of Deferred Payment Date

Non-Canadian Eligible Persons who elect to set a Deferred Payment Date must give the Corporation written notice of one or more Deferred Payment Dates not later than thirty (30) days prior to the applicable Redemption Date(s); provided however, that in the case of a U.S. Taxpayer, such election must be made prior to the Grant Date of the Share Units to which the election relates. Non-Canadian Eligible Persons may change a Deferred Payment Date by providing written notice to the Corporation not later than thirty (30) days prior to the Deferred Payment Date.

3.6 Blackout Period

In the event the Redemption Date or, if applicable, the Deferred Payment Date, determined in accordance with the Plan occurs during a Blackout Period applicable to the relevant Eligible Person, then the Redemption Date or the Deferred Payment Date, as applicable, shall be the date that is the tenth Business Day after the expiry of the Blackout Period; provided, however, that in the case of a U.S. Taxpayer, the change in the Redemption Date or the Deferred Payment Date does not violate Section 409A of the Code.

3.7 Withholding Taxes

The Corporation may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation is required by any law or regulation of any governmental authority

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whatsoever to withhold in connection with any Common Share and/or Cash Consideration including, without limiting the generality of the foregoing, the withholding of the issue of Common Shares and/or the withholding of all or any portion of any payment of the Cash Consideration, as applicable, to be issued and/or paid under the Plan, until such time as the Eligible Person has paid the Corporation for any amount which the Corporation is required to withhold with respect to such taxes or other amounts. Without limitation to the foregoing, the Committee may, if applicable, adopt administrative rules under the Plan which provide for the sale of Common Shares (or a portion thereof) in the market upon the issuance of such Common Shares under the provisions of the Plan to satisfy withholding obligations under the Plan.

3.8 Payment of Dividend Equivalents

When Dividends are paid on Common Shares, an Eligible Person shall be credited with Dividend equivalents in respect of the Share Units credited to the Eligible Person’s account as of the record date for payment of Dividends. Such Dividend equivalents shall be converted into additional Share Units (including fractional Share Units) based on the Fair Market Value per Common Share on the date credited and redeemed on the Redemption Date or Deferred Payment Date, as applicable, of the Share Unit with respect to which the Dividend equivalent was granted.

3.9 Adjustments

If any change occurs in the outstanding Common Shares by reason of a Reorganization, the Committee, in its sole discretion, and without liability to any person, shall make such equitable changes or adjustments, if any, as it considers appropriate, in such manner as the Committee may consider equitable, to reflect such change or event including, without limitation, adjusting the number of Share Units credited to Eligible Persons and outstanding under the Plan, provided that any such adjustment will not otherwise extend the Redemption Date otherwise applicable. The Corporation shall give notice to each Eligible Person of any adjustment made pursuant to this section and, upon such notice, such adjustment shall be conclusive and binding for all purposes. The existence of outstanding Share Units shall not affect in any way the right or power and authority of the Corporation or its shareholders to make or authorize any alteration, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business or any merger or consolidation of the Corporation, any issue of bonds, debentures or preferred or preference shares (ranking ahead of the Common Shares or otherwise) or any right thereto, or the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of its assets or business or any corporate act or proceeding whether of a similar character or otherwise.

Article 4

Events Affecting Entitlement

4.1 Termination of Employment or Election as a Director

(a)	Voluntary Termination or Termination for Cause. If an Eligible Person is terminated by the Corporation for cause (as determined by the Corporation), or if an Eligible Person, voluntarily terminates employment for any reason or resigns as a Director, as applicable, prior to a Redemption Date, all of the Eligible Person’s Share Units shall be cancelled and no amount shall be paid by the Corporation to the Eligible Person in respect of the Share Units so cancelled. Any Share Units outstanding after a Redemption Date for which an Eligible Person who is terminated as set out in this Section 4.1(a) has elected a Deferred Payment Date will be redeemed for an equal number of Common Shares, Cash Consideration in lieu thereof or a combination of both, as determined by the Committee in its sole discretion, as soon as possible but no later than 30 days following the date of termination.

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(b)	Involuntary Termination. The Share Units of an Eligible Person which are Vested Share Units on the applicable date, other than a Director, who is involuntarily terminated by the Corporation, for reasons other than cause, shall be redeemed for an equal number of Common Shares, Cash Consideration in lieu thereof or a combination of both, as determined by the Committee in its sole discretion. For the purposes of this Section 4.1(b), the Redemption Date shall be the date on which the employment of the Eligible Person, other than a Director, is terminated as stated in a written notice of termination, irrespective of any entitlement of the Eligible Person to notice, pay in lieu of notice or benefits beyond the termination date.

(c)	Termination related to Directors. The Share Units of a Director, who is not re-elected at an annual or special meeting of shareholders shall be redeemed for such number of Common Shares equal to the number of Vested Share Units on the Redemption Date or Cash Consideration in lieu thereof or a combination of both, as determined by the Committee in its sole discretion. For purposes of this Section 4.1(c), the Redemption Date shall be the date on which the annual or special meeting is held.

(d)	Termination on Change of Control. Notwithstanding anything else herein to the contrary, if an Eligible Person’s employment is terminated, for reasons other than cause, at any time within 12 months following a Change of Control, then the Corporation shall redeem 100% of the Share Units granted to such Eligible Person and outstanding under the Plan as soon as reasonably practical following such termination, but no later than thirty (30) days following the Redemption Date for an equal number of Common Shares, Cash Consideration in lieu thereof or a combination of both, as determined by the Committee in its sole discretion; provided that in the event that any Share Units are subject to satisfaction of any Performance Conditions, the Committee shall consider the extent of satisfaction of such Performance Conditions in determining the number of Share Units to be redeemed. For the purposes of this Section 4.1(d) the Redemption Date shall be the last day such Eligible Person provides actual service to the Corporation pursuant to a written notice of termination and does not include any subsequent common law or contractual notice period.

For purposes of Section 4.1, a U.S. Taxpayer shall be treated as terminated when such person incurs a “separation from service” within the meaning of Section 409A of the Code and United States Treasury Regulation Section 1.409A-1(h) ("Separation from Service"). Solely to the extent required by Section 409A of the Code, any payment in respect of Share Units which has become payable on or following a Separation from Service to any U.S. Taxpayer who is determined to be a "specified employee," under Section 409A(a)(2)(B)(i) of the Code and United States Treasury Regulation Section 1.409A-1(i), shall not be paid before the date that is six months after such U.S. Taxpayer's Separation from Service (or, if earlier, the date of the death of such U.S. Taxpayer). Following any applicable six month delay of payment, all such delayed payments shall be made to the U.S. Taxpayer in a single lump sum on the earliest possible date.

4.2 Death

All of the Share Units of an Eligible Person who dies shall be redeemed in accordance with Section 3.2. For the purposes of the foregoing, the Redemption Date shall be the date of the Eligible Person’s death.

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4.3 No Grants Following Last Day of Active Employment

In the event of termination of any Eligible Person’s employment with the Corporation, such Eligible Person shall not be granted any Share Units pursuant to Section 3.1 after the last day of active employment of such Eligible Person. Without limiting the generality of the foregoing and of Section 2.4, notwithstanding any other provision hereof, and notwithstanding any provision of any employment agreement between any Eligible Person and the Corporation, no Eligible Person will have any right to be awarded additional Share Units, and shall not be awarded any Share Units, pursuant to Section 3.1 after the last day of active employment of such Eligible Person on which such Eligible Person actually performs the duties of the Eligible Person’s position, whether or not such Eligible Person receives a lump sum payment of salary or other compensation in lieu of notice of termination, or continues to receive payment of salary, benefits or other remuneration for any period following such last day of active employment. Notwithstanding any other provision hereof, or any provision of any employment agreement between the Corporation and an Eligible Person, in no event will any Eligible Person have any right to damages in respect of any loss of any right to be awarded Share Units pursuant to Section 3.1 after the last day of active employment of such Eligible Person and no severance allowance, or termination settlement of any kind in respect of any Eligible Person will include or reflect any claim for such loss of right and no Eligible Person will have any right to assert, claim, seek or obtain, and shall not assert, claim, seek or obtain, any judgment or award in respect of or which includes or reflects any such right or claim for such loss of right.

Article 5

Administration

5.1 Transferability

Rights respecting Share Units shall not be transferable or assignable other than by will or the laws of decent and distribution.

5.2 Administration

Subject to the general purposes, terms and condition of this Plan, applicable corporate, securities and tax law requirements and to the direction of the Board, the Committee shall, in its sole and absolute discretion: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; and (iii) make any other determinations that the Committee deems necessary or desirable for the administration and operation of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Person and his or her legal representative. The Committee may establish policies respecting minimum ownership of Common Shares of the Corporation by Eligible Persons and the ability to elect Share Units to satisfy any such policy.

It is intended that this Plan and Grant Agreements will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder), to the extent this Plan and such agreements are subject thereto, and this Plan and such agreements shall be interpreted on a basis consistent with such intent. If an amendment of this Plan and such agreements is necessary in order for it to comply with Section 409A of the Code, the Committee will adopt any such amendment in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act by the Committee shall subject the Corporation to any claim, liability, or expense, and the Corporation shall not have any obligation to indemnify or otherwise protect any person from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.

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5.3 Records

The Corporation will maintain records indicating the number of Share Units credited to an Eligible Person under the Plan from time to time and the Grant Dates of such Share Units. Such records shall be conclusive as to all matters involved in the administration of this Plan.

5.4 Statements

The Corporation shall furnish annual statements to each Eligible Person indicating the number of Share Units credited to the Eligible Person and the Grant Dates of the Share Units and such other information that the Corporation considers relevant to the Eligible Person.

5.5 Legal Compliance

Without limiting the generality of the foregoing, the Committee may take such steps and require such documentation from Eligible Persons as the Committee may determine are desirable to ensure compliance with all applicable laws and legal requirements, including all applicable corporate and securities laws and regulations of any country, and any political subdivisions thereof, and the by-laws, rules and regulations of any stock exchanges or other organized market on which Common Shares may from time to time be listed or posted and any applicable provisions of the Income Tax Act (Canada), as amended or income tax legislation or any other jurisdiction.

Article 6

Amendment and Termination

6.1 Amendment

(a)	The Board reserves the right, in its sole discretion, to amend, suspend or terminate the Plan or any portion thereof at any time, provided that no such amendment, suspension or termination may be (i) made without obtaining any required regulatory or shareholder approvals, or (ii) adversely affect the rights of any Eligible Person with respect to the Share Units to which the Eligible Person is then entitled under the Plan without the consent of the Eligible Person.

(b)	Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:

(i)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including the rules of the Exchange, in place from time to time;

(ii)	amendments to the provisions of the Plan respecting administration of the Plan;

(iii)	amendments to the provisions of the Plan respecting the terms and conditions on which Share Units may be granted pursuant to the Plan, including the provisions relating to the payment of the Share Units; and

(c)	amendments to the Plan that are of a “housekeeping” nature.

(d)	Notwithstanding the foregoing, the Corporation will be required to obtain the shareholder approval for any amendment related to:

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(i)	the number or percentage of issued and outstanding Common Shares available for grant under the Plan;
(ii)	removing or exceeding the Insider participation limits set forth in Sections 2.6(b) and 2.6(c) hereof;

(iii)	removing or exceeding the non-employee Director participation limits set forth in Sections 2.6(d) and 2.6(e) hereof;

(iv)	permitting the transfer or assignment of Share Units other than for normal estate settlement purposes;

(v)	changing the categories of individuals contained in the definition of “Eligible Person” who are eligible to participate in the Plan, including where such change may introduce, re-introduce, broaden or increase the participation of non-employee directors under the Plan;

(vi)	a change in the method of calculation of redemption of Share Units held by Eligible Persons;

(vii)	an extension to the term for redemption of Share Units held by Eligible Persons; and

(viii)	any amendments to this Section 6.1 of the Plan,

(e)	Unless an Eligible Person otherwise agrees, any amendment to the Plan or Share Unit shall apply only in respect of Share Units granted on or after the date of such amendment.

6.2 Termination of the Plan

The Board may from time to time amend or suspend this Plan in whole or in part and may at any time terminate this Plan. No such amendment, suspension or termination shall adversely affect the rights of any Eligible Person at the time of such amendment, suspension or termination with respect to outstanding and unredeemed Share Units credited to such Eligible Person without the consent of the affected Eligible Person. If the Board terminates the Plan, no new Share Units will be awarded to any Eligible Person, but outstanding and unredeemed previously credited Share Units shall remain outstanding, be entitled to payments as provided under Section 3.8, and be paid in accordance with the terms and conditions of this Plan existing at the time of termination. This Plan will finally cease to operate for all purposes when the last remaining Eligible Person receives a payment in satisfaction of all outstanding and unredeemed Share Units credited to such Eligible Person, or all outstanding and unredeemed Share Units credited to such Eligible Person are cancelled pursuant to the provisions thereof.

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Article 7

General

7.1 Rights to Common Shares and/or Cash Consideration

This Plan shall not be interpreted to create any entitlement of any Eligible Person to any Common Shares, or to the dividends payable pursuant thereto, or to any Cash Consideration, as applicable, except as expressly provided herein. A holder of Share Units shall not have rights as a shareholder of the Corporation with respect to any Common Shares which may be issuable pursuant to the Share Units so held, whether voting, right on liquidation or otherwise.

7.2 No Right to Employment

This Plan shall not be interpreted as either an employment or trust agreement. Nothing in this Plan nor any Board guidelines or any agreement referred to in Section 2.5 nor any action taken hereunder shall be construed as giving any Eligible Person the right to be retained in the continued employ or service of the Corporation or any of its subsidiaries, or giving any Eligible Person or any other person the right to receive any benefits not specifically expressly provided in this Plan nor shall it interfere in any way with any other right of the Corporation to terminate the employment or service of any Eligible Person at any time.

7.3 Right to Funds

Neither the establishment of this Plan nor the granting of Share Units under this Plan shall be deemed to create a trust. Amounts payable to any Eligible Person under the Plan shall be a general, unsecured obligation of the Corporation. The right of the Employees, Consultants, Directors or Officers to receive payment pursuant to this Plan shall be no greater than the right of other unsecured creditors of the Corporation.

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SCHEDULE A

SHARE UNIT GRANT AGREEMENT

SHARE UNIT PLAN OF ERO COPPER CORP.

This Share Unit Grant Agreement is made the ____day of , 20 between ___________________________________________, the undersigned “Eligible Person” (the “Eligible Person”), being an employee, consultant, director or officer of Ero Copper Corp. (the “Corporation”) or a subsidiary thereof, name or designated pursuant to the terms of the Share Unit Plan of the Corporation (which Plan, as the same may from time to time be modified, supplemented or amended and in effect, is herein referred to as the “Plan”), and the Corporation.

In consideration of the grant of Share Units made to the Eligible Person pursuant to the Plan (the receipt and sufficiency of which are hereby acknowledged), the Eligible Person hereby agrees and confirms that:

1.	The Eligible Person has received a copy of the Plan and has read, understands and agrees to be bound by the provisions of the Plan.

2.	The Eligible Person accepts and consents to and shall be deemed conclusively to have accepted and consented to, and agreed to be bound by, the provisions and all terms of the Plan and all bona fide actions or decisions made by the Board or, to the extent the Board delegated to the Committee administrative duties and powers in relation to the Plan, the Committee, which terms and consent shall also apply to and be binding on the legal representatives, beneficiaries and successors of the undersigned.

3. On ____________, 20 , the Eligible Person was granted Share Units, which grant is evidenced by this Agreement.

4.	The Share Units shall vest and be redeemed as follows:

Performance Period	The period beginning on the date hereof and ending on [●], subject to any adjustments set forth in this Agreement, if applicable.
Vesting Date

[●];

subject to satisfaction of the Performance Conditions set out in this Agreement, if applicable. For greater certainty, if no Performance Conditions are set out in this Agreement, the Share Units subject to this Agreement shall vest on the date indicated above.

Redemption Date	[●], such date being not later than three years following the end of the year that includes the Grant Date.

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Performance Conditions	Performance Condition	Graduated Vesting Terms (if applicable)
	[●] [●] [●]	[●] [●] [●]

The Performance Conditions will be measured over the term of the Performance Period set forth in this Agreement, subject to any adjustments set forth in this Agreement, if applicable.

The extent to which each Performance Condition is met will be determined by the Board, based on such data as the Board determines to be relevant.

5.	This Share Unit Grant Agreement shall be considered as part of and an amendment to any employment agreement between the Eligible Person and the Corporation and the Eligible Person herby agrees that the Eligible Person will not make any claim under that employment agreement for any rights or entitlement under the Plan or damages in lieu thereof except as expressly provided in the Plan.

This Agreement shall be determined in accordance with the laws of the province of British Columbia and the laws of Canada applicable therein. Words used herein which are defined in the Plan shall have the respective meanings ascribed to them in the Plan.

ERO COPPER CORP.		ELIGIBLE PERSON

Per:
	Authorized Signatory	Print Name: (Eligible Person)

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